EXHIBIT 10.3

AMENDED AND RESTATED PARTICIPATION AGREEMENT
UNDER THE
ORANGE BANK & TRUST COMPANY
PERFORMANCE-BASED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS PARTICIPATION AGREEMENT  by and between ORANGE BANK & TRUST COMPANY (the “Bank”), and MICHAEL GILFEATHER, an executive of Orange County Bancorp, Inc. (the “Company”) and the Bank (referred to herein as the “Participant” and the “Executive”) was originally entered into effective December 31, 2018 and is hereby amended and restated in its entirety effective December 22, 2023 (the “Participation Agreement”).

RECITALS:

WHEREAS, the Company, the Bank and the Executive entered into an employment agreement effective March 18, 2014, which was amended on September 30, 2015,  amended and restated effective December 31, 2021 and subsequently amended and restated effective January 1, 2024  (the “Employment Agreement”);

WHEREAS, Section 3(d) of the Employment Agreement provides that the Executive participates in the Orange Bank & Trust Company Performance-Based Supplemental Executive Retirement Plan (“SERP”) and that the Executive has the opportunity to receive an annual Performance-Based SERP Contribution upon Executive’s achievement of certain annual financial goals;

WHEREAS, upon execution of this Participation Agreement, Executive agrees to continue to participate in the SERP under the terms and conditions set forth in this Participation Agreement and the SERP; and

WHEREAS, the SERP opportunity set forth in Section 3(d) of the Employment Agreement is hereby set forth in this Participation Agreement and no further benefit related to Section 3(d) of the Employment Agreement is owed to the Executive under the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1. Effective Date of Participation. The Participant commenced participation in the SERP on December 31, 2018.  Capitalized terms have the meanings as stated in this Agreement and the SERP.

2. Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the SERP is age 65.

3. Contributions.

(a)
Performance-Based Contributions.  Provided that (i) the Participant is employed by the Bank and the Company on December 31st of each year, (ii) the Bank has One Billion Dollars in Total Assets for two consecutive quarters during an applicable fiscal year, and (iii) the Participant satisfies at least 80% of his annual financial goals established for an applicable fiscal year, the Bank shall credit the Participant’s SERP Account with $60,000 Performance-Based Contribution for the applicable fiscal year.  Commencing with the contribution for the fiscal year ending December 31, 2023, the Performance-Based Contribution amount will be increased to $260,000.

The Board of Directors of the Bank (the “Board”) will determine, in its sole discretion, whether the Participant achieved his annual financial goals for each fiscal year and the level of achievement.

Following the certification of the Participant’s annual goals by the Board, Performance-Based Contributions (if any) will be credited to the Participant’s SERP Account effective December 31st of the fiscal year in which the applicable contribution applies.  Unless otherwise determined by the Board, no performance-based contributions will be credited to the Participant’s SERP Account for fiscal years commencing after December 31, 2026.

(b) Discretionary Contributions.  At the sole discretion of the Administrator, a Discretionary Contribution may be credited to the Participant’s SERP Account at any time.

4. Vesting.  As Participant has attained Normal Retirement Age, the Participant’s entire SERP Account  is fully vested.

The Participant’s SERP Account balance shall not be forfeited solely because the Bank’s Total Assets in any fiscal year subsequent to a Performance-Based Contribution falls below One Billion Dollars.

5. Form and Timing of Distribution of SERP Account Balance.

(a) Separation from Service for Reasons other than Cause, Change in Control, or Death.  In the event Executive has a Separation from Service for reasons other than Cause, Change in Control, or Death, the Participant will receive his vested SERP Account balance in equal annual installments over a five (5) year period.  Subject to delay in accordance with the Plan if Participant is a Specified Employee, Payments under this paragraph (a) will commence on the 1st day of the full calendar month following the Participant’s Separation from Service.

(b) Change in Control.  In the event the Participant is terminated upon or within 12 months following a Change in Control, the Participant will receive his SERP benefit in a lump sum within 60 days following his Separation from Service.  If the payment of the Participant’s SERP Account balance, either alone or together with any other payments and benefits the Participant has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, such payments and benefits shall be reduced by the minimum amount necessary to result in no portion of such payments and benefits being non-deductible to the Employer pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code, unless otherwise reduced in accordance with the terms of the Employment Agreement.

(c) Payments following Death.   If the Participant dies prior to the commencement of his SERP benefits, his Beneficiary, or if none is designated, his estate, shall receive his SERP Account balance in a lump sum on the 1st day of the second calendar month following the Participant’s death.  Notwithstanding Section 4.6(b) of the Plan, if the Participant dies while in pay status, his Beneficiary, or if none is designated, his estate, shall receive the remaining installment payments at the same time and in the same manner they would have been paid to the Participant had he survived.

6. Forfeitures.    In the event the Participant is terminated for “Cause”, (as such term is defined in the Employment Agreement) or breaches a restrictive covenant in the Employment Agreement, the Executive will forfeit his entire SERP Account balance (vested and un-vested) in accordance with terms of the Plan.

7. Valuation Date.    The Participant’s Separation from Service date shall be the valuation date for purposes of determining the value of the Participant’s SERP Account balance upon distribution.  Installment payments shall be valued in accordance with Section 4.6 of the SERP.

8. Governing Law.    This Agreement shall be governed under the laws of the State of New York, but only to the extent not superseded by federal law.

Notwithstanding anything in this Participation Agreement to the contrary, if the Participant is a Specified Employee (as defined in the SERP) at the time of his Separation from Service (for reasons other than death), the Bank will delay the distribution of the Participant’s SERP Account balance until the first day of the seventh month following the Participant’s Separation from Service.

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Participation Agreement to be executed as of  December 22, 2023.

PARTICIPANT	ORANGE BANK & TRUST COMPANY

/s/ Michael Gilfeather	/s/ Jonathan Rouis
Michael Gilfeather	By: Jonathan Rouis
Title: Chairman of the Board of Directors

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